Exhibit 107

Calculation of Filing Fee

Form S-1

(Form Type)

Unusual Machines, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	940,719			$147.60 per $1,000,000	$261.73

Carry Forward Securities

	Total Offering Amounts (2)							$261.73
	Total Fees Previously Paid							$703.01	S-1	333-270519	March 14, 2023
	Total Fee Offsets								S-1	333-270519	March 14, 2023
	Net Fee Due (3)							$(441.28)

__________________

(1)	Pursuant to Rule 457(c) under the Securities Act of 1933, and solely for the propose of calculating the registration fee, the proposed maximum offering price per share of common stock is estimated to be $1.885, which is the average of the high and low sale prices of the shares of common stock as of April 8, 2024, as reported on NYSE American.
(2)	In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933.
(3)

The Registrant previously paid and has available for offset filing fees in the amount of $1,316.04 which were paid in connection with the Company’s initial public offering. These previously paid amounts were in excess of the fee required to register the securities sold in connection with the initial public offering. This amount is being used to offset the filing fee payable hereunder.